UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2008

FEDERAL HOME LOAN BANK OF CHICAGO

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51401	36-6001019
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

111 East Wacker Drive Chicago, Illinois		60601
		(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:

(312) 565-5700

Former name or former address, if changed since last report:

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Key Employee Long Term Incentive Compensation Plan

On December 19, 2008, upon the recommendation of the Personnel and Compensation Committee ("P&C Committee"), the Board of Directors ("Board") of the Federal Home Loan Bank of Chicago ("Bank") approved an amended key employee long term incentive compensation plan ("Long Term Plan"), which amends to the Bank's Senior Executive Long Term Incentive Compensation Plan dated July 22, 2008 to allow for additional classes of key employees to the Long Term Plan. A description of the prior plan can be found in the Bank's 2008 Form 8-K filed on July 25, 2 008. Among the participants in the Long Term Plan are the following named executive officers ("NEOs"), as identified in the Bank's Annual Report on Form 10-K filed on March 30, 2008 ("2007 Form 10-K"): Matthew R. Feldman and Roger D. Lundstrom.

The P&C Committee designates those officers, including NEOs, who are eligible to participate in the Long Term Plan. The P&C Committee recommends performance periods, performance goals and related performance criteria for approval by the Board. The P&C Committee may, from time to time, make appropriate adjustments in the performance goals to reflect major unforeseen transactions, events or circumstances which in the P&C Committee's opinion alter or affect such goals or the basis or assumptions upon which such goals were determined. At the end of the performance period, the P&C Committee determines the extent to which the performance goals for that period were achieved, and will determine the performance period award for each participant.

A participant is vested in benefits under the Long Term Plan at the end of the performance period if such participant is actively employed at the end of such period and if the Board has determined that benefits are payable under the Long Term Plan. If a participant dies, becomes disabled or incurs a separation from service on or after attaining normal retirement age of sixty-five before the end of a performance period, such participant becomes vested at the end of the performance period on a pro rata basis. Such vesting occurs based upon the number of full months the participant was employed by the Bank and the total number of months in the performance period. In the event of a change of control or a termination of a participant's employment for good reason (as such terms are defined in the Long Term Plan), the participant will be fully vested in any applicable benefits. Participants are entitled to receive a lump sum payment within two and one-half months following the end of the performance period in which their benefits under the Long Term Plan have vested.

On December 19, 2008, the Board approved a three-year performance period under the Long Term Plan to run from January 1, 2008 to December 31, 2010. For the 2008 to 2010 performance period, the Board approved the following performance criteria for the Long Term Plan: (1) generate core net income return on equity at certain specified levels; and (2) manage risk by maintaining interest rate risk within approved policy risk parameters and managing credit risk with respect to members and trading counterparties.

In addition to the foregoing performance criteria, pursuant to the terms of Mr. Feldman's employment agreement dated as of May 5, 2008, payment of any benefits under the Long Term Plan to Mr. Feldman are also subject to the achievement of two additional performance goals: (1) the Bank must have a net profit for at least four quarters during the performance period and (2) the Bank must pay a dividend on its capital stock in at least two consecutive quarters during the performance period.

Item 5.03. Amendments to Articles of Incorporation of Bylaws; Changes in Fiscal Year.

On December 19, 2008, the Board of Directors of the Federal Home Loan Bank of Chicago (the "Bank") approved and adopted amendments to the Bank's bylaws.

Article III of the Bank's bylaws was amended to add provisions outlining the board composition and election requirements as described in the Housing and Economic Recovery Act of 2008 ("HERA"). The new provisions define member and independent directors, formerly known as elective and appointive directors, along with the qualifications for each designation. New sections were added to Article III of the bylaws to reflect practices for board action through written consent, filling director vacancies, appointment and removal of the Chairman and Vice Chairman and director compensation.

Articles IV through VII also were amended to update the bylaws to reflect the current practices and processes of the Board of Directors. Section 10 of Article VII was revised to address restrictions on certain indemnification payments.

All references in the bylaws to the Federal Housing Finance Board were amended to reflect the newly named agency, the Federal Housing Finance Agency.

A copy of the bylaws, as amended, is attached hereto as Exhibit 3.1, and is incorporated herein by reference.

Other Information

The information being furnished pursuant to Items 5.02 and 5.03 on this Current Report on Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits
Exhibit No.	Description
3.1	Bylaws of the Bank, as restated and effective December 19, 2008, marked to show changes.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Chicago

Date: December 29, 2008	By: /s/ Peter E. Gutzmer
Peter E. Gutzmer Executive Vice President, General Counsel and Corporate Secretary